Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 30, 2013, with respect to the consolidated financial statements of Resource Real Estate Opportunity REIT II, Inc. (a Maryland Corporation in the Development Stage), for the period September 28, 2012 (date of inception) to August 31, 2013, which are included in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 20, 2013